Exhibit 3.20

ARTS-GS		Articles of Incorporation of a General Stock Corporation	ENDORSED - FILED in the office of the Secretary of State of the State of California JUL 07 2011
To form a general stock corporation in California, you can fill out this form or prepare your own document, and submit for filing along with:
–	A $100 filing fee,
–	A separate, non-refundable $15 service fee, if you drop off the completed form or document.
Important! Corporations in California may have to pay a minimum $800 yearly tax to the California Franchise Tax Board, Go to www.ftb.ca.gov for more information.
Note: Before submitting the completed form, you should consult with a private attorney for advice about your specific business needs.			This Space For Office Use Only
For questions about this form, go to www.sos.ca.gov/business/be/filing-tips.htm.
Corporate Name (List the proposed corporate name. Go to www.sos.ca.gov/business/be/name-availability.htm for general corporate name requirements and restrictions.)
		The name of corporation is	KW Residential Group, Inc. .
Corporate Purpose
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The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

Service of Process (List a California resident or an active 1505 corporation in California that agrees to be your initial agent to accept service of process in case your corporation is sued. You may list any adult who lives in California. You may not list your own corporation as the agent. Do not list an address if the agent is a 1505 corporation)

	ƒ	a. Agent’s name:	C T Corporation System
		b. Agent’s address:	CA

Street Address (if agent is not a corporation) City (no abbreviations) State Zip

Shares (List the number of shares the corporation is authorized to issue. Note: Before shares of stock are sold or issued, the corporation must comply with the Corporate Securities Law of 1968 administered by the California Department of Corporations. For more information, go to www.corp.ca.gov or call the California Department of Corporations at (213) 576-7500.)

	„	This corporation is authorized to issue only one class of shares of stock.
		The total number of shares which this corporation is authorized to issue is	1000 .

This form must be signed by each incorporator. If you need more space, attach extra pages that are 1-sided and on standard letter-sized paper (8 1/2” x 11”). All attachments are made part of these articles of incorporation.

▶	/s/ BRIGITTE BOUDRESS	BRIGITTE BOUDRESS

Incorporator - Sign here		Print your name here
Make check/money order payable to: Secretary of State We can give you up to 2 free certified copies of your filed form if you submit up to 2 completed copies of this form (with all attachments).		By Mail Secretary of State Business Entities, P.O. Box 944260 Sacramento, CA 94244-2600	Drop-Off Secretary of State 1500 11th Street, 3rd Floor Sacramento, CA 95814

Corporations Code §§ 200-202 et seq., Revenue and Taxation Code § 23153 ARTS-GS (EST 06/2011)	2011 California Secretary of State www.sos.ca.gov/business